Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Modine Manufacturing Company
(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Equity	Common Stock, $0.625 par value per share	Rule 457(h)	1,547,500	$14.835	$22,957,162.50	$92.70 per $1,000,000	$2,128.13
Total Offering Amount					$22,957,162.50		$2,128.13
Total Fee Offsets							$0
Net Fee Due							$2,128.13

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Amended and Restated 2020 Incentive Compensation Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The price per share and aggregate offering price are calculated based on the average of the high and low sales prices of the Registrant’s common stock on the New York Stock Exchange on September 1, 2022, in accordance with Rule 457(c) under the Securities Act.